                                                                    Exhibit 12.1


                         QUEST DIAGNOSTICS INCORPORATED
         COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                               PREFERRED DIVIDENDS
                      (DOLLARS IN THOUSANDS, EXCEPT RATIOS)



                                           FOR THE
                                            THREE
                                            MONTHS                           YEAR ENDED DECEMBER 31,
                                            ENDED        -------------------------------------------------------------
                                          MARCH 31,
                                            2001          2000         1999         1998         1997         1996
                                          ---------      -------------------------------------------------------------
Income (loss) before income taxes,
  equity earnings and minority
  share of income .....................    $ 64,388       $ 204,002    $  20,473    $  61,070    $ (16,468)   $(676,202)
Adjustments:
  Distributed income from less
     than 50% owned companies .........       1,104           2,952        1,740           --           --           --
  Fixed charges .......................      31,257         145,721       89,336       59,242       61,860       94,098
                                           --------       ---------    ---------    ---------    ---------    ---------
Earnings before taxes and fixed
  charges, as adjusted ................      96,749       $ 352,675    $ 111,549    $ 120,312    $  45,392    $(582,104)
                                           ========       =========    =========    =========    =========    =========

Fixed charges:
  Interest expense ....................      24,674       $ 120,471    $  69,842    $  43,977    $  46,040    $  77,691
  Portion of rent expense which
     represents interest factor .......       6,583          25,250       19,494       15,265       15,820       16,407
                                           --------       ---------    ---------    ---------    ---------    ---------
Total fixed charges ...................    $ 31,257       $ 145,721    $  89,336    $  59,242    $  61,860    $  94,098
                                           ========       =========    =========    =========    =========    =========

Preferred dividends:
  Preferred dividend requirements .....    $     29       $     118    $     118    $     118    $     129    $      --
  Ratio of pre-tax income to net
     income ...........................         1.8             1.9        (11.3)        (2.0)         0.9          1.1
                                           --------       ---------    ---------    ---------    ---------    ---------
  Pre-tax preferred dividend
     requirement ......................          53             225       (1,327)        (235)         110           --

Total fixed charges ...................      31,257         145,721       89,336       59,242       61,860       94,098
                                           --------       ---------    ---------    ---------    ---------    ---------
Fixed charges and pre-tax
   preferred dividend requirement .....    $ 31,310       $ 145,946    $  88,009    $  59,007    $  61,970    $  94,098
                                           ========       =========    =========    =========    =========    =========

Ratio of earnings to fixed charges ....        3.1x            2.4x         1.2x         2.0x        --(a)        --(a)

Ratio of earnings to combined fixed
   charges and preferred dividends ....        3.1x            2.4x         1.3x         2.0x        --(a)        --(a)



(a) Earnings were insufficient to cover fixed charges and combined fixed charges and preferred stock dividend requirements by the following amounts (in thousands) in the years indicated:



                 YEAR ENDED DECEMBER 31,
            ---------------------------------
                1997                  1996
            ------------          -----------
             $   16,578            $  676,202